EXHIBIT 10.1

Executive Employment Agreement, dated effective June 1,1999, between

People’s Bank and John A. Klein

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of June 1,1999 (the “Effective Date”), between PEOPLE’S BANK, (“Company”), a Connecticut capital stock savings bank, and JOHN A. KLEIN (“Executive”) of Trumbull, Connecticut.

NOW, THEREFORE, in consideration of the foregoing and of the following mutual promises, Company and Executive, each intending legally to be bound, agree as follows:

Section 1. Background. Executive has been an employee of Company for more than twenty-five years and has served in a variety of positions, most recently that of Executive Vice President. On May 20, 1999, the Board of Directors (the “Board”) elected Executive to the position of President effective June 1, 1999, and further provided that Executive shall become Chief Executive Officer effective October 1, 1999, and become Chairman of the Board as well effective January 1,2000. Executive and Company have had no written employment contract prior hereto, but Executive and Company have prior hereto entered into an agreement dealing with change in control of Company. The Board has authorized an Employment Agreement with Executive, the terms of which are incorporated herein.

Section 2. Contract of Employment. Company employs Executive and Executive accepts his employment as an officer of Company, the functions, responsibilities, authority and other incidents of which are described in Section 4 hereof.

Section 3. Employment Period.

(a) General. The term of Executive’s employment (the “Employment Period”) shall commence on the Effective Date and shall continue until the earliest to occur of:

(i) termination of the Executive’s employment in accordance with any provisions of Section 8 hereof;

(ii) December 31, 2002 or any later December 31 if prior to such December 31 and in accordance with Subsection 3b Company shall have notified Executive or Executive shall have notified Company of its or his election to terminate the Employment Period;

(iii) December 31,2014; or

(iv) the date of Executive’s death.

(b) Annual Extensions. After December 31, 2002 and until termination in accordance with the provisions of either Section 3a(iii) or Section 8 hereof, or Executive’s death, the Employment Period shall automatically continue for successive calendar year periods commencing on January 1, 2003 and January 1 of each year thereafter and ending on December 31st of such year, unless either Company or Executive shall have notified the other party of its or his election to terminate the Employment Period in a written notice delivered no later than June 30th of 2002 or prior to the June 30th of any later year to which the Employment Period is automatically extended under this Subsection 3b in which event the Employment Period shall terminate upon December 31st of the year in which such written statement is so delivered.

Section 4. Position, Title and Duties.

(a) Duties and Reporting. During the entire Employment Period Executive shall serve as President and commencing on October 1, 1999 he shall act as Chief Executive Officer. From October 1, 1999 and through the completion of the Employment Period, Executive shall have principal executive authority in the management and operations of Company’s entire business and affairs and shall exercise general leadership and supervision of such business and affairs and of Company’s officers and employees subject to the overall control and direction of the Board. Until October 1, 1999 Executive shall report to the Chief Executive Officer, and thereafter during the Employment Period he shall report to the Board.

(b) Titles. From the Effective Date through September 30, 1999, Executive shall have the title of President, during the remainder of 1999 he shall have the titles of President and Chief Executive Officer, and from January 1,2000 through the end of the Employment Period, he shall have the titles of President, Chairman of the Board and Chief Executive Officer.

(c) Board Member. Company shall employ all reasonable efforts to cause Executive to serve as a member of the Board, as a member of its Executive Committee, and as a member of the Board of Trustees of Company’s parent and any Executive Committee thereof.

(d) Powers. Executive shall have all executive, managerial and administrative powers which may be incident to or necessary for the effective exercise of such executive authority, subject only to supervision and policy directions of the Chief Executive Officer, and the Board or any committee thereof through September 30,1999, and the supervision and policy directions of the Board or any committee thereof from October 1, 1999 through the end of the Employment Period. Executive also shall have and may exercise such other powers and authority, and shall assume, carry out and discharge such other managerial duties or responsibilities, as from time to time may be conferred upon and assigned or delegated to him by the Board, provided that such additional duties and responsibilities are fair and reasonable under all relevant circumstances, and are not inconsistent with or inappropriate to his position at such time.

(e) Full Time and Best Efforts. During the Employment Period, Executive shall devote substantially his entire time, attention, energies, skill, abilities, and best efforts during usual business hours or additional times as his duties and responsibilities may reasonably necessitate in carrying out such duties and responsibilities. In fulfilling his responsibilities under this Agreement, Executive will perform, observe and comply with all ethical standards, rules and restrictions which are presently imposed, or from time to time hereafter may be imposed by Company upon its Senior Officers.

Section 5. Fair Dealing, Protection of Confidential Information and Associated Matters.

(a) Exclusivity of Employment. Without limiting the provisions of Subsection 4e during the Employment Period Executive shall not:

(i)	directly or indirectly engage in, provide or commit himself to provide any personal services to or for the benefit of, or have any comparable involvement with, any business or commercial activity other than the business of Company, whether or not such other activity is pursued for gain or profit except as is consistent with general Board policies as they may be communicated to Executive from time to time.

(ii)	acquire control of, or become associated with any person or persons who may be in a control relationship with, or either acquire or retain a material financial interest in, any organization or activity that in any manner competes or is known to have planned to compete, directly or indirectly, with Company or any of its subsidiaries or that is or may reasonably be expected to become a supplier to or customer of Company.

For purposes of this Agreement:

(iii)	the term “associate”, and any variation thereof, when used in reference to another person or organization, refers to the acquisition or retention of or engaging in any significant personal service, financial or business relationship with such other person or organization; and

(iv)	the term “control”, and any variation thereof, means the power to control, dominate, or materially influence the management or policies of a person or organization.

(b) Protection of Non-public Information. Except in performance of his duties hereunder on Company’s behalf, Executive shall neither use for himself or for persons other than Company, nor publish or otherwise disclose to any person not under a legal obligation of trust or confidence to Company, any confidential information (defined below) that has been or may be developed by or for, or disclosed to Company, or in which property rights have been or will be assigned or otherwise provided to Company and which is non-public information that has or is expected to have actual or potential economic value to Company or its customers. Nothing contained in this Subsection 5b, however, shall be construed as imposing restraints upon Executive’s use of any information which is or is made publicly available by Company or is or has been rightfully obtained by Executive from persons other than Company where such persons are under no obligation of trust or confidence to Company.

(c) Use and Return of Materials. At the termination of his employment Executive shall return to the Company the originals and all copies of correspondence, memoranda, records and other materials that he has in his possession or otherwise controls and that relate to any of the matters encompassed by this Section 5. At no time will Executive copy or otherwise duplicate for his personal use, or remove from the offices of Company, any such correspondence, memoranda, records, or other materials except as such duplication or removal may relate to the carrying out of his duties as set forth herein.

(d) Non-solicitation. Both during the Employment Period and during the twenty-four (24) successive months that begin on termination of the Employment Period (the “Restriction Period”), Executive shall not directly or indirectly solicit or otherwise attempt to induce or encourage any employee, customer, or supplier of Company to terminate his, her or its relationship with Company.

(e) Competitive Restrictions. During the Restriction Period, Executive shall not directly or indirectly engage in, or have any financial interest in, any organization or activity which directly or indirectly competes with Company and which seeks to obtain as customers, persons or organizations (i) which have been customers of Company within the twelve month period preceding such termination; or (ii) Executive knows or should know Company has solicited or plans within the twelve months after the date of termination plans to solicit for orders of goods and services. During the Restriction Period, Executive shall not solicit, induce or encourage any of Company’s other employees to engage in any activity which, were it done by Executive, would violate any provision of this Agreement. The foregoing restrictions shall apply whether Executive is acting or intends to act solely for his own account, as a member of a partnership, syndicate or joint venture, as an employee, agent, or representative of or distributor far any person, as an officer, director, advisor, consultant or shareholder of any corporation, company or association, as a member of any business trust or unincorporated organization, or otherwise. Notwithstanding the foregoing, Executive may invest in shares of stocks issued by any such entity which is publicly owned and whose shares are regularly traded on a public exchange, provided Executive’s total interest therein is less than 1/2% of the total of any class of such shares.

(f) Non-disparagement. Except as may be otherwise required pursuant to judicial process or governmental investigation during the Employment Period and the Restriction Period, Executive shall avoid releasing any information or making any oral or written statement which disparages Company, its public-spiritedness, its business, its management or its general reputation.

(g) Company’s Rights to Injunctive Relief. Company and Executive agree that the provisions of this Section 5 in the aggregate and each of them individually are fair and reasonable to protect the legitimate interests of Company without unduly restricting Executive’s activities after termination of his employment hereunder and without unreasonably depriving society of the contributions Executive may make to it. Further Executive agrees that violation of such restrictions by him would cause irreparable injury to Company for which money damages would be an inadequate remedy. Therefore Executive and Company agree that in order to protect Company’s interests recognized in this Section 5, Company needs and shall be entitled to seek equitable and injunctive relief to enforce the provisions of this Section 5 and prevent any breach thereof by Executive. This right to seek equitable and injunctive relief is in addition to all other rights and remedies Company has and shall not be defeated or limited by Executive’s option under Section 11 to elect arbitration as to any dispute or controversy not pertaining to equitable or injunctive relief.

(h) Inclusion of Affiliates. References to Company in paragraphs a through g hereof shall include Company, People’s Mutual Holdings, Inc., and any other corporation or other entity which controls Company, or which is controlled by Company, or which is under common control with Company and any such other corporation or entity may enforce the provisions of this Section 5 including the obtaining of injunctive relief.

Section 6. Disability. Executive shall not be deemed to have breached his obligations under this Agreement as a result of any temporary inability to render services by reason of ill health, disease, accident or other similar cause beyond his reasonable control and he shall be entitled to full basic compensation during any such period. Any such inability shall be deemed temporary for any period of up to twelve months and, in the event of any such disability, his right to compensation and benefits hereunder shall continue for twelve months even if at the outset it appears likely that such disability will continue for more than twelve months.

Section 7. Compensation.

(a) Basic Compensation. Executive shall be entitled to basic compensation of $400,000 per annum during the Employment Period payable in installments in accordance with Company’s general practice of payment of Senior Officers’ compensation. Effective January 1, 2000 Executive’s basic compensation shall be reviewed by the Human Resources Committee of the Board for such increase as it deems appropriate to reflect the increases in Executive’s responsibilities and changes in offices from the Effective Date. Thereafter, such basic compensation shall be subject to adjustment from time to time by the Human Resources Committee as approved by the Board.

(b) Bonus and Incentive Plans. During the Employment Period, Executive shall be eligible to participate in any bonus or incentive compensation plan or plans with respect to Company’s Senior Officers presently maintained by Company (as long as so maintained) and any such plan adopted hereafter. Any bonus or incentive compensation payable to Executive under any such plan shall be determined in accordance with the evaluation process and any other procedures in effect at such time with respect to participation therein by other Senior Officers modified as deemed appropriate by Company.

(c) Options. On May 20, 1999, Executive was granted options expiring May 19, 2009 (except as hereinafter provided), to purchase 50,000 shares of Company’s Common Stock at $31.046875 per share. As provided by the terms of the stock option grant, Executive shall forfeit all of such options in the event his employment with Company shall terminate for any reason prior to May 20, 2000, and Executive shall forfeit one-half of such options in the event his employment with Company shall terminate for any reason on or after May 20, 2000 and prior to May 20, 2001. Executive’s rights to exercise such options, to the extent such rights have not been forfeited as a result of termination of Executive’s employment prior to May 20, 2001, shall be subject to the terms of Company’s 1998 Long Term Incentive Plan as amended (the “1998 LTIP”), except that in the event the Executive’s employment terminates at any time and not as a result of Good Cause as defined in Subsection 8b hereof, or his disability, such options, to the extent not forfeited as a result of termination prior to May 20, 2001, shall be exercisable until May 19, 2009. If the Executive’s employment by Company terminates as a result of his disability, such options, to the extent not forfeited as a result of termination of Executive’s employment prior to May 20, 2001, shall be exercisable for a period of three years after such termination (but not beyond May 19, 2009), provided that in the event of Executive’s death within such three year period, a period ending 12 months after death shall be substituted for such three year period.

(d) 401k and Supplemental Savings Plans. During the Employment Period, as long as Executive otherwise meets the requirements of participation under the People’s Bank 401k Employee Savings Plan (the “401k Plan”), and the People’s Bank Supplemental Savings Plan (the “Supplemental Savings Plan”), a non-qualified deferred compensation plan, Executive shall be entitled to participate therein in accordance with any election made by him thereunder with respect to employee salary reduction contributions and his salary reduction contributions shall be matched in accordance with the provisions of the 401k Plan and the Supplemental Savings Plan. Any such amounts of salary reduction (but not Bank) contributions so elected shall nevertheless be included in determining whether or not the Bank has satisfied the requirements for compensation set forth in Subsection 7a hereof.

(e) Defined Benefit Plans

(i) During the Employment Period, Executive shall continue to be a participant under the People’s Bank Employees’ Retirement Plan (the “Retirement Plan”) and the People’s Bank CAP Excess Plan and The People’s Bank Senior Enhanced Pension Plan (the two of which are collectively herein referred to as the “SERP”) as long as he meets the respective requirements of participation of the Retirement Plan and the SERP.

(ii) In the event the Employment Period terminates after December 31, 2009 and prior to Executive attaining age sixty-five and such termination is not by Company for Good Cause hereof (whether or not if by Executive and not for Good Reason hereof), Executive shall be entitled to receive monthly payments commencing immediately in the amount of his full monthly accrued pension benefit under the Retirement Plan and the SERP without actuarial reduction for early commencement of benefit payments;

(iii) In the event Executive’s employment is terminated after May 31, 2005 either (a) by Company other than for Good Cause or (b) by Executive for Good Reason, Executive shall be entitled to receive monthly payments immediately at any time on or after such date in the amount of his full monthly accrued pension benefit under the Retirement Plan and the SERP, provided however, that if Executive so elects to receive monthly benefits such pension benefits shall be calculated by multiplying the actuarial reduction factors for early commencement of benefits that would otherwise be applicable by the percentages stated in the following provisions of this (iii). If such termination described in the last preceding sentence is during a period shown in Column A then the percentage of applicable actual actuarial reduction for early commencement of retirement benefits provided pursuant to this Paragraph e shall be the percentage indicated in Column B opposite such period:

Column A	Column B

If such termination is during the period set forth below:	Percentage of otherwise applicable actuarial reduction

After May 31,2005, and prior to June 1,2006	80%

After May 31,2006, and prior to June 1,2007	60%

After May 31,2007, and prior to June 1,2008	40%

After May 31,2008, and prior to June 1,2009	20%

After May 31,2009	0

Notwithstanding the foregoing, in the event that the Executive commences his pension benefits under the Retirement Plan during the period he is receiving severance under Section 8(f)(i), the less severe early retirement reduction provided in this Section 7(e)(iii) shall not apply to either the calculation of the pension or SERP benefits until after the Benefit Term, as defined in Section 8(f)(i).

(iv) In the event any benefits described in subparagraphs (ii) or (iii) become payable in a form other than a single life annuity payable monthly over Executive’s lifetime, they shall be actuarially adjusted to reflect such form. To the extent such amounts are not paid from funds held under the Retirement Plan or any Trust Fund established in connection with the SERP, they shall be paid directly by Company. Further, to the extent a period of disability described in Section 6 hereof is not included for benefit computation purposes under the Retirement Plan or the SERP or both, Executive and his beneficiary (if any) shall be entitled to additional payments (if any) which would have been payable had the portion of such period of disability and compensation paid for such period not so included been included in computing his accrued Retirement Plan and SERP benefits.

(f) Other Benefits. Executive shall be entitled to the following benefits during the Employment Period on a basis similar to that generally provided to other Senior Officers of Company:

(i)	Hospitalization, major medical, surgical and dental insurance coverage;

(ii)	Life insurance coverage including Company’s split-dollar insurance program;

(iii)	Any other employee benefit plan presently provided or hereafter adopted generally for Company’s Senior Officers; and

(iv)	Any other program or perquisite generally offered Company’s Senior Officers including, but not limited to, automobile availability, financial planning, and similar programs.

(g) Right to Terminate Plans.

(i)

Company reserves the right to terminate or change the terms or conditions of any fringe benefit welfare plan or pension plan, including the Savings Plan, the Supplemental Savings Plan, the Retirement Plan or the SERP or any other perquisite at any time, and from time to time. Except as provided in clause (ii) of this Subsection 7g, the provisions of this Section 7 are intended merely to protect Executive’s rights to participate in any such plans or programs in accordance with the provisions otherwise applicable to Senior Officers and are not intended as, and shall not constitute, a guaranty or undertaking by Company to maintain such plans during the Employment Period; and

(ii)	Notwithstanding the provisions of clause (i) of this Subsection 7g, in the event of termination of, or change in the terms or conditions of, the Retirement Plan or SERP or both, Executive shall be entitled nevertheless to receive benefits in accordance with Subsection 7e and clause (iii) of Subsection 8f hereof computed as if both the Retirement Plan and the SERP had continued unchanged in their respective terms and conditions in the event such benefits would be of greater value than the benefits so payable computed in accordance with the actual terms and conditions of the Retirement Plan and the SERP.

(h) Proration of Payments. If the Employment Period ends on a day that precedes the last accounting day of a fiscal or compensation period, any amounts payable to Executive under this Section 7 for that period shall be reduced in accordance with a fraction of which the numerator shall be the number of days of the period during which the Employment Period was in effect and the denominator shall be the number of days comprising the entirety of such fiscal or compensation period.

(i) Expenses. Company shall reimburse Executive for all ordinary, necessary and reasonable expenses he incurs in connection with his office hereunder, provided that such expenses are accounted for in accordance with the policies and procedures established by Company from time to time.

(j) Vacations and Holidays. During the Employment Period, Executive shall be entitled to vacation in each calendar year in accordance with Company’s established vacation policies for its Senior Officers (which are subject to change from time to time). Executive shall also be entitled to all paid holidays afforded by Company to its executives.

Section 8. Termination. The parties hereto agree that the following provisions exclusively shall govern the termination of Executive’s employment prior to the end of the Employment Period:

(a) Company’s Right of Termination Without Good Cause. Company shall have the right to terminate Executive’s employment and his obligations under this Agreement (except his obligations specified in Subsections 5b, 5c, 5d, 5e, and 5f hereof), and Company’s obligations (except its obligations specified hereinafter in the following subsections of this Section 8), without Good Cause, or without other reason for termination, effective as of the day next following delivery of a written notice from Company to Executive, setting forth its election to terminate Executive’s employment under this Subsection 8a or any later day selected by Company.

(b) Termination for Good Cause. Company may terminate Executive’s employment at any time for “Good Cause”, and Executive shall not be entitled to any payments other than those provided by Subsection 8e hereof. Such termination shall be evidenced by written notice delivered to Executive, unequivocally stating Company’s decision to terminate Executive’s employment under this Subsection 8b and specifying the Good Cause for such termination. Such termination shall be effective upon such delivery. For purposes hereof, subject to the provisions of Section 9 hereof, the term “Good Cause” means one or more of the following:

(i)	Subject to the provisions of (vi) of this Section 8b Executive’s indictment or the institution of other legal proceedings directed to obtaining his conviction for a crime involving moral turpitude;

(ii)	The issuance of a court order, judgment or decree enjoining or having the effect of preventing Executive from engaging in any conduct or activity that forms a material part of his duties hereunder as a result of Executive’s action or failure to act which the Board determines Executive knew to be unlawful;

(iii)	The Board finding a substantial and material failure by Executive to perform any duty he has agreed in this Agreement to perform or to comply with any other provision of this Agreement, after Executive has been notified that in the opinion of the Board or any committee of the Board there has been such a failure and has been given an opportunity to appear before the Board, it being recognized business conditions may require suspension by the Executive Committee before notice and appearance before the Board by the Executive;

(iv)	Executive’s commission of an act of fraud, deception or dishonesty when acting for Company, or under circumstances in which Executive knows his act is wrongful, and such act materially harms or may reasonably be expected to harm materially Company or its businesses in some materially determinable respect;

(v)	Executive’s inability to perform his duties hereunder by reason of ill health, disease, accident or other similar cause beyond his control for a period of twelve months during an elapsed period of time of twelve to twenty-four months; or

(vi)	In the event of Executive’s indictment or the institution of other legal proceedings described in (i) hereof, the Board may suspend Executive from office and excuse him from some or all of his duties hereunder, but in all events his payment of compensation shall continue hereunder for one year or, if earlier, (A) his conviction, or (B) entry of a plea of nolo contendere or similar plea, or (C) the grant of pre-trial diversion such as the grant of accelerated rehabilitation; provided, however, upon any such conviction in Court and regardless of any later decision of any Appellate Court or other plea, Executive shall return and repay all compensation paid to him from the date of such indictment or institution of such other legal proceedings.

(c) Executive’s Right of Termination Without Good Reason. Executive shall have the right to terminate his employment and his obligations under this Agreement (except his obligations specified in Subsections 5b, 5c, 5d, 5e, and 5f hereof) without Good Reason or without other reason for termination, effective as of the 180th day next following delivery of a written notice from Executive to Company, setting forth his election to terminate employment under Subsection 8a or any later day selected by Executive and agreed to by Company.

(d) Termination for Good Reason. Executive may terminate his employment and his obligations under this Agreement (except his obligations under Subsections 5b, 5c, 5d, 5e, and 5f hereof) at any time for “Good Reason”. Such termination shall be evidenced by written notice of Executive’s election to terminate, delivered to Company and specifying the Good Reason for such termination. Such termination shall be effective on the thirtieth (30th) day after such delivery. For purposes of this Agreement, subject to the provisions of Section 9 hereof, the term “Good Reason” means:

(i)	any act or omission by Company that constitutes a material breach of this Agreement and is not under Executive’s control, unless Company shall have ceased, and, if practicable and reasonable, corrected and cured all adverse effects of such breach within thirty (30) days after Executive delivers written notice to Company describing the facts constituting such breach; or

(ii)	any purported termination of Executive’s employment by Company that is not effected in accordance with whichever of Subsections 8a or 8b hereof is applicable.

(e) Compensation Following Termination for Good Cause or Without Good Reason. If Executive’s employment with Company is terminated for Good Cause as defined in Subsection 8b hereof or by Executive without Good Reason, Company shall pay Executive only the amounts set forth in (i) through (iv) below:

(i)	On or before the executive payroll date next following the day on which such termination becomes effective (the “Termination Date”), an amount equal to that proportion of Executive’s annual basic compensation, at the rate then in effect, determinable under Subsection 7a hereof which is accrued and unpaid as of the Termination Date;

(ii)	With reasonable promptness following the Termination Date, reimbursement for all expenses subject to reimbursement under Subsection 7i hereof,

(iii)	With reasonable promptness following the Termination Date, the amount allocable to unused vacation days earned by Executive under

Subsection 7j hereof, computed in accordance with Company policy generally applicable to unused vacation pay of its Senior Officers; and

(iv)	Any payments payable under the Supplemental Savings Plan and the SERP and only in the event termination is not by Company for Good Cause, any supplemental payment provided for in Subsection 7e(ii).

(f) Other Terminations by Company or Executive. (i) In the event Executive’s employment is terminated pursuant to this Section 8 by Company without Good Cause or by Executive for Good Reason, or (ii) in the event Company serves notice of termination pursuant to Subsection 3b hereof, Executive shall be entitled to the amounts described in clauses (i), (ii), (iii) and (iv) of Subsection 8e hereof and in addition thereto compensation and benefits described in this Subsection 8f as follows:

(i)	Company shall pay Executive following the Termination Date and during the Benefit Term Executive’s annual basic compensation at the rate then in effect in accordance with its pay practices plus his annual short term incentive pay at a rate which assumes he would meet the target that was last in effect. The “Benefit Term” is a period beginning with the Termination Date and ending on the earliest of (a) the day immediately preceding the third anniversary of the Termination Date or (b) December 31,2014 or (c) Executive’s death.

(ii)	Company shall further pay Executive during the Benefit Term an amount equal to 150% of the amounts which the total Company matching contributions to the 401K Plan plus matching contributions to the Supplemental Savings Plan would be with respect to the amounts described in clause (i) of this Subsection 8f if such amounts qualified as compensation from which employee deferrals could be made into such Plans and if Executive continued to make such elections in accordance with such elections last made by the Executive.

(iii)

From and after the end of the Benefit Term, Company shall further make payments (collectively, the “Pension Supplement”) to Executive and his Beneficiary (if any) each time a payment is made to either pursuant to the Retirement Plan or the SERP, and each Pension Supplement payment will equal the excess of the amount such payment would have been had Executive continued in Company’s employ during the Benefit Term and received basic compensation and short term incentive pay during such period as an employee of Company in the amounts determined under clause (i) of this Subsection 8f over (A) the actual amount of such payments, or if greater (B) the amounts that such payments would have been had Executive not commenced those payments until the end of the Benefit Term. In calculating the Pension Supplement, the percentage adjustments to the actuarial reductions provided for in Subsection 7(e) shall apply, but those percentage adjustments shall not apply to any Retirement Plan payments or SERP payments made to the Executive during the Benefit Term. In addition, if the Executive commences his Retirement Plan and SERP payments during the Benefit Term, the inclusion of basic compensation and short term incentive pay (provided for in clause (i) above) in the calculation of the Pension Supplement shall only occur after the expiration of the Benefit Term.

(iv)	Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Executive after termination of his employment.

(v)	Payments pursuant to the provisions of clauses (i) through (iv) of this Subsection 8f shall cease in the event Executive substantially and materially breaches any of the provisions of Subsections 5b, 5c, 5d, 5e or 5f hereof; but nothing in this (v) shall limit any other legal or equitable remedies Company may have.

(vi)	For purposes of the provisions of this Section 8f only and not for purposes of any other provisions hereof, Executive shall be deemed to have substantially breached any of the provisions of Subsection 5d, or 5e hereof only if Company notifies Executive in writing of the action or course of actions or failure to act or course of failures to act it deems to be a breach of any one or more of such provisions, and if Executive fails to comply with such provisions within fifteen (15) days of receipt of such notice or within such fifteen (15) day period fails to cease fully such actions or course of actions which constitute any and all such breaches; provided in all events Executive shall be subject to injunctive relief and monetary damages as a result of any such conduct to the same extent as he would be without regard to the provisions of this (vi).

(vii)	Executive shall not be entitled to any payments or benefits pursuant to this Subsection 8f, unless he first duly executes a release in the form attached hereto as Exhibit A and the revocation period therein expires without its being revoked.

Section 9. Change in Control.

(a) General Option. Executive and Company have entered into an agreement dated the 17th day of February, 1994 and entitled “Agreement for Compensation on Discharge Subsequent to a Change in Control” (the “Change in Control Agreement”) the term of which has been extended to February 17, 2004. It is agreed that in the event there is a termination of the employment of Executive with Company and as a result of such termination Executive would but for any election pursuant to the provisions of this Section 9, become entitled to payment under the Change in Control Agreement, he shall within ninety (90) days of such termination elect to receive either (a) all of the payments and other benefits provided for by the terms of this Agreement or (b) all of the payments and other benefits provided for by the provisions of the Change in Control Agreement; but in no event shall he be entitled to benefits under this Agreement and any provision of the Change in Control Agreement. Further, in the event Executive elects to receive payments and benefits under this Agreement or under the Change in Control Agreement, he shall be entitled to no other payments or damages for termination of employment. It is further agreed that notice by Company that its election to terminate this Agreement as provided in Subsection 3b hereof shall be deemed a discharge for purposes of applying the provisions of the Change in Control Agreement. In the event, Executive elects to receive payments and benefits pursuant to the provisions of the Change in Control Agreement and it is subsequently determined that he is not entitled to benefits thereunder but there is no determination that he was discharged for cause for purposes of the Change in Control Agreement, Executive shall be entitled to payments and benefits pursuant to the provisions of this Agreement if and to the extent that but for such election he would have been so entitled.

(b) Change in Definitions Hereunder. In the event of a Change in Control as defined by the present provisions of the Change in Control Agreement, then for purposes of applying this Agreement, Executive shall be deemed discharged for Good Cause hereunder if, and only if he is deemed to have been discharged “for cause” for purposes of applying the present provisions of the Change in Control Agreement whether or not such present Change in Control Agreement has been amended or revoked; and he shall be deemed to have terminated his employment for Good Reason, if, and only if such termination is (or would be) deemed for “good reason” pursuant to the present provisions of the Change in Control Agreement. It is the intent of the provisions of this Section 9(b) that after a Change in Control as so defined, Executive’s rights upon termination be governed by the same standards and procedures as is provided by the present provisions of the Change-in-Control Agreement regardless of any amendment or termination thereof.

Section 10. Payment of Attorney’s Fees, Interest, and Cost. If Company fails to make any payment required under this Agreement, Executive shall be entitled to receive in addition to the payments hereunder (i) interest on all such payments at the prime rate announced by Company or its successor as of January 1 of each calendar year in which the payment under Section 8 hereof is due plus one percent per annum from the date such payments were due; (ii) costs of any arbitration or legal proceeding; and (iii) reasonable attorney’s fees and disbursements incurred by Executive with respect to the enforcement of this Agreement, whether or not any fees are contingent in nature.

Section 11. Arbitration. Subject to the provisions of Subsection 5g, any dispute or controversy arising under or in connection with this Agreement shall, at the option of Executive, be settled exclusively by arbitration in Bridgeport, Connecticut, in accordance with the Rules of the American Arbitration Association then in effect. Any arbitration proceeding shall be delayed or stayed until there is a final decision in any equitable proceeding instituted in a court of competent jurisdiction in accordance with the provisions of Subsection 5g. Further no arbitration proceedings may be instituted pursuant to this Section 11 more than sixty (60) days after institution by Company of any judicial action other than any such action in which the remedies sought are limited solely to injunctive and similar relief. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

Section 12. Binding Effect.

(a) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and administrators.

Section 13. Sole Remedy. In the event of termination of the employment of Executive by Company without Good Cause or by Executive with Good Reason, the payments and other benefits provided for by this Agreement, by any stock option or other agreement between Company and Executive in effect at the time, and by the ERP, the SERP, the 401k Plan, the Supplemental Savings Plan and any other applicable plan of Company shall constitute the entire obligation of Company to Executive and shall also constitute full settlement of any claim under law or in equity that Executive might otherwise assert against Company or any of its employees on account of such discharge.

Section 14. Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Connecticut.

Section 15. Severability.

(a) If any provision of this Agreement is declared void or unenforceable for any reason, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

(b) If any provision of this Agreement is unenforceable solely on account of any regulatory restriction, an amount equal to the value of the unpaid benefits shall be due and payable within 30 days of the first date on which Company may legally make such payment. Interest shall be paid on the amounts due in accordance with the formula set forth in clause (i) of Section 10 hereof. Company agrees to use its best efforts to receive the regulator(s)’ permission to make payments due this Agreement to Executive under this Agreement. Company’s obligation to make such application for permission to make such payments shall continue for a period of six (6) years subsequent to the termination of Executive’s employment with Company.

Section 16. Notice. Whenever any writing is required or permitted to be given hereunder by one party to the other, it shall be deemed given or delivered when physically delivered directly to such other party or at the end of the business day on which the records of the United States Postal Service, Federal Express, DHL, or Airborne Express (or any successor of any of them) indicate it is delivered to the address set forth hereafter provided it is addressed, if to Executive, to Executive’s home address as it then appears on the books of Company and, if to Company, to the Chief Executive Officer of Company at Company’s principal office if Executive is not Chief Executive Officer of Company and, if Executive is then Chief Executive Officer, to the address of the Chairman of the Human Resource Committee of Company’s Board of Directors at such

Chairman’s address as it appears on Company’s books at the time of such notice. Either party hereto may change the addressee and/or address to which notice intended for such party is to be given or addressed by giving notice of such change to the other party hereto in accordance with the provisions of this Section.

Section 17. Entire Agreement. This writing together with the Change in Control Agreement and any Option Agreement executed by Executive and Company pursuant to the provisions of Section 7(b) of the 1998 LTIP or any counterpart thereof of Company’s 1987 Long Term Incentive Plan, represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement and it may not be altered or amended except by an agreement in writing signed by or on behalf of Company and Executive.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date written above.

John A. Klein

PEOPLE’S BANK

Attest:	BY:
David E.A. Carson Its Chief Executive Officer

Exhibit A

GENERAL RELEASE

I, John A. Klein, as a material inducement to the People’s Bank, a Connecticut capital stock savings bank, (“Company”) to make certain payments described in Sections 8f (i) through (iv) of a certain agreement entitled “Executive Employment Agreement” (the “Agreement”) between Company and me and effective as of June 1, 1999, do for myself, my heirs, executors, administrators, successors and assigns, hereby fully release, discharge and acquit Company, its affiliated and related entities, parent and subsidiary corporations, and their respective present and former officers and directors, employees, agents, representatives, predecessors, successors, attorneys, and assigns, from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which I may have had, claim to have had, now have, or claim to have, or may claim to have in the future, whether presently known or unknown, which are or may be based upon facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character existing on or occurring at any time on or before the date hereof including but not limited to all claims arising under the Employment Retirement Income Security Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, as further amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Connecticut Fair Employment Practices Act, or any similar Federal or State laws enacted after June 1, 1999 or any claims which I may have under federal, state or local statute or ordinances or common law, including but not limited to claims for personal injury or wrongful discharge, and any claims for adjusted compensation relating to my employment (other than rights which may be available to me under the workers compensation laws) provided however that I retain for myself and my designated beneficiaries all of my and their right to in, to, under or pursuant to the following:

A. Section 8f of the Agreement, including any provisions of Sections 9 through 16 of the Agreement insofar as any such provisions relate to my rights pursuant to said Section 8f or in the case of Section 10 of the Agreement to any of my rights covered thereby under the Change-in-Control Agreement or the 1998 LTIP;

B. Benefits accrued and unpaid to the date of termination of my employment with Company under The People’s Bank Employee’s Retirement Plan, and the People’s Bank 401k Employee’s Savings Plan and any other plan qualified under Section 401(a) of the Internal Revenue Code and maintained by Company, and under the People’s Bank Cap Excess Plan, the People’s Bank Senior Enhanced Pension Plan and the People’s Bank Supplemental Savings Plan, the People’s Bank Executive Split Dollar Plan or any other plan or program described in Subsection 7f of the Agreement;

C. Any rights to exercise any unexercised stock options granted to me;

D. Any reimbursement of expenses reimbursable under the Agreement;

E. Any rights to continued medical coverage provided pursuant to COBRA; and

F. Any rights I may have as the holder of any securities issued by Company, any deposits I may have with Company, or any rights under any decedent’s estate or any Trust executed by any individual (but not on behalf of Company) administered by the Trust Department of Company.

I acknowledge that I have been given a period of at least 21 days to review and consider this Release before signing it. I further understand that I have had the ability to use as much of this 21 day period as I wish prior to the execution of this Release. I acknowledge that I have carefully read and fully understood all of the provisions of this Release, that I have had the opportunity to discuss all aspects of this Release with my private attorney and that I am voluntarily entering into the execution of this Release.

I may revoke this Release within 7 days of my signing it. Revocation can be made by delivering a written notice of revocation to most senior officer of Company other than me. For this revocation to be effective, it must be received not later than the close of the seventh day after I sign this Release. If I revoke this Release, this Release shall not be effective and enforceable and I will not receive the benefits described in clauses (i) through (iv) of Section 8f of the Agreement.

IN WITNESS WHEREOF I execute this Release this day      of                     ,             .

John A. Klein

ACKNOWLEDGEMENT

STATE OF	)
	)	ss:
COUNTY OF	)

On this, the      day of                     ,                 , before me,                     , the undersigned officer, personally appeared JOHN A. KLEIN, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained.

Notary Public
My Commission Expires: